EXHIBIT 99.1

AutoZone Announces Organization Changes

MEMPHIS, Tenn., June 17, 2021 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announced changes to the organization. Phil Daniele, a twenty-seven year AutoZoner, currently Senior Vice President, Commercial, has been promoted to Executive Vice President, Merchandising, Marketing, and Supply Chain.   Preston Frazer, a fourteen year AutoZoner, currently Senior Vice President, Store Operations, has been promoted to Executive Vice President, Store Operations, Commercial and Loss Prevention.

Additionally, Tom Newbern, a thirty-seven year AutoZoner, will now serve as Executive Vice President, International, Information Technology and ALLDATA. Mark Finestone, an eighteen year AutoZoner, will now serve as Executive Vice President, Strategy and Innovation.

“These moves strategically position AutoZone for accelerated future growth while allowing us to remain disciplined and laser-focused on our growth opportunities.   Phil, Preston, Tom and Mark are all veteran AutoZoners and proven leaders who have led, cultivated and positively influenced all aspects of our business. Each of these tremendous leaders is well-positioned to continue leading the organization and serving our customers for many years to come,” said Bill Rhodes.

About AutoZone (NYSE:AZO)
As of May 8, 2021, the Company had 5,975 stores in the U.S., 635 stores in Mexico and 47 stores in Brazil for a total store count of 6,657. AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, AutoZone sells automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com.  AutoZone does not derive revenue from automotive repair or installation.

Contact Information:

Media: David McKinney, 901-495-7951, david.mckinney@autozone.com

Financial: Brian Campbell, 901-495-7005, brian.campbell@autozone.com